Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports Growing Revenue and Profits in

2011 First Quarter

Announces Stock Repurchase Program

Mountain View, Calif. – May 5, 2011…IRIDEX Corporation (Nasdaq: IRIX) today reported that growing demand for new products and consumables drove sales and improved financial results for the first quarter ended April 2, 2011.

•	Earnings increased 17% to $0.6 million or $0.06 per diluted share, up from $0.5 million or $0.05 per diluted share reported in the first quarter 2010.

•	Direct ophthalmology sales grew 10%.

•	Total sales increased to $11.2 million in the first quarter 2011, up 4% from $10.8 million in the prior year period.

•	Management reaffirmed its goal of growth from existing ophthalmology business lines being at least 10% for 2011, with any growth from acquisitions additive to that rate.

“The first quarter results marked a great start to the year as we met or exceeded our internal goals in almost all commercial categories. Our direct ophthalmology business grew 10% in the first quarter as we saw an uptick in both capital equipment and growth in consumable sales,” stated Theodore A. Boutacoff, President and CEO. “We also continue to see growing academic and clinical interest in our MicroPulseTM technology, which customers are using to perform tissue sparing laser photocoagulation procedures.”

“Furthermore, today we announced that the board approved a $2 million share repurchase program. We see this as an additional tactic in our overall goal of increasing shareholder value and follows on from our recent purchase of the remaining 76,000 shares held by American Medical Systems Holding, Inc.”

Guidance for second quarter of fiscal year 2011: revenue between $10.7 million and $11.0 million representing an 8% to 11% increase over Q2 2010, gross margins between 46% and 49% and operating expenses between $4.5 million and $4.7 million.

2011 First Quarter Business Highlights

•

IRIDEX was granted U.S. Patent No. 7,909,816, “Directional Probe Treatment Apparatus.” The patent applies to Stepped Angled EndoProbe® laser handpieces, the Company’s best-selling class of consumable products and the basis for additional products planned for launch in the coming periods.

•

Results of a new study were published that compares the benefits of MicroPulse photocoagulation technology, similar to that used in the new generation IRIDEX lasers, over the standard-of-care protocol for the treatment of eyes with diabetic macular edema (DME). The results indicated that treating using MicroPulse mode was as effective as the standard-of-care protocol in treating DME but with the added advantages of causing no localized laser scars and significantly improving visual acuity. DME affects an estimated 2 million people in the U.S.

•

Company approved a stock repurchase program authorizing the Company to purchase in open market or privately negotiated transactions, up to $2,000,000 worth of our Common Stock, from time to time during the next 12 months.

•

Company launched a formal program of corporate outreach focused on investor and media audiences. Activities during the period included a presentation at the Roth Capital Investor Conference, investor/analyst roadshows, and trade/general media outreach activities.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, May 5, 2011 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (877) 941-1466 (U.S.) or (480) 629-9868 (International) and quoting Conference ID 4435858, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, May 5, 2011 through Thursday, May 12, 2011 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4435858. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s strategic plans, growth initiatives, new products and projected 2011 financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 1, 2011 which was filed with the Securities and Exchange Commission.

Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
Chief Financial Officer	Allen & Caron
650-940-4700	949-474-4300
matt@allencaron.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(Unaudited, In thousands except per share data)

	Three Months Ended
	April 2,	April 3,
	2011	2010
Revenues	$11,212	$10,758
Cost of revenues	5,974	5,533

Gross profit	5,238	5,225
Operating expenses:
Research and development	964	1,027
Sales and marketing	2,457	2,338
General and administrative	1,205	1,257

Total operating expenses	4,626	4,622

Income from operations	612	603
Interest and other income (expense), net	52	(62)

Income before provision for income taxes	664	541
Provision for income taxes	98	56

Net income	$566	$485

Net income per share - basic	$0.06	$0.05

Net income per share - diluted	$0.06	$0.05

Shares used in computing net income per share - basic	8,964	8,850

Shares used in computing net income per share - diluted	10,215	9,991

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands, except for share data)

	April 2,	January 1,
	2011	2011
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$8,569	$9,014
Accounts receivable, net	8,119	7,526
Inventories, net	9,197	9,212
Prepaid expenses and other current assets	601	620

Total current assets	26,486	26,372
Property and equipment, net	325	360
Other intangible assets, net	1,749	1,797
Goodwill	473	473
Other long-term assets	271	218

Total assets	$29,304	$29,220

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,007	$1,981
Accrued compensation	2,070	2,304
Accrued expenses	1,654	1,822
Accrued warranty	837	956
Deferred revenue	2,222	2,134

Total current liabilities	8,790	9,197

Long Term Liabilities:
Other long-term liabilities	605	596

Total liabilities	9,395	9,793

Stockholders’ Equity:
Convertible preferred stock	5	5
Common Stock	91	89
Additional paid-in capital	41,408	41,168
Accumulated other comprehensive loss	(228)	(205)
Treasury stock, at cost	(733)	(430)
Accumulated deficit	(20,634)	(21,200)

Total stockholders’ equity	19,909	19,427

Total liabilities and stockholders’ equity	$29,304	$29,220